As filed with the Securities and Exchange Commission on June 27, 2002.
                                              Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933



                            ------------------------



                       HUMANA TRANS SERVICES GROUP, LTD.,
                       ----------------------------------
                 (Name of Small Business Issuer in its Charter)


            New York                        4700                 04-3610312
            --------                        ----                 ----------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or organization)  Classification Code Number) Identification No.)

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           James W. Zimbler, President
                              150 Broadhollow Road
                            Melville, New York 11747
                                 (631) 423-7979
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                          Copies of communications to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                          Telephone No.: (631) 737-8381
                          Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee

==========================================================================================
                                         Proposed         Proposed            Amount
Title                        Amount      Maximum          Maximum             of
Of Securities                to be       Offering Price   Aggregate           Registration
To be Registered             Registered  Per Share (1)    Offering Price (1)  Fee (4)
------------------------------------------------------------------------------------------
Common stock                 2,000,000   $1.00            $2,000,000           $ 184.00
par value $.0001(2)

Concurrent offering          4,198,000   $1.00            $4,198,000           $ 386.22
of common stock,
par value $.0001
by selling shareholders (3)
==========================================================================================

(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) These are shares being offered for public sale by the registrant.

(3) Includes 715,445 shares to be issued to the shareholders of common stock of record as of April 1, 2002 of our parent, TTI Holdings of America, Corp. ("TTIH") which are being registered in this offering.

(4) The total filing fee is $570.22.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Preliminary Prospectus, Subject to Completion, dated June 27, 2002

                       HUMANA TRANS SERVICES GROUP, LTD.,

                               2,000,000 Shares of
                                Common Stock and

                               4,198,000 Shares of
                                  Common Stock
                    ----------------------------------------

This Prospectus relates to the offer and sale of up to 2,000,000 shares of common stock, par value $.0001 per share, of Humana Trans Services Group, Ltd. We are offering the Shares for sale on a "best efforts" through our officers and directors as well as through one or more registered broker dealers, including The Benchmark Pellinore Group, Inc., for a period of 360 days. There is no minimum purchase requirement and, where sales are made through our directors and officers, no funds will be escrowed but shall be immediately available to the registrant for operating expenses (See Use of Proceeds below). The proceeds of any sales made through registered broker dealers such as The Benchmark Pellinore Group, Inc. may be subject to escrow.

Concurrently with the offering of 2,000,000 shares of Common Stock being made by the Company, the potential resale of 4,198,000 shares by certain Selling Shareholders is being registered on this registration statement. This number includes 715,445 shares which are to be issued to the shareholders of record as of April 1, 2002 of our parent, TTI Holdings of America, Corp. Currently, there is no public market for the shares offered hereby.

MARKET FOR THE SHARES
No market currently exists for our shares. The price reflected in this Prospectus of $1.00 per share may not reflect the market price of our shares after the offering. We can not make any prediction what range out shares will trade at, if any.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    ----------------------------------------
                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

Summary...........................................................
The Offering......................................................
Summary Financial Information.....................................
Risk Factors......................................................
Use of Proceeds...................................................
Determination of Offering Price...................................
Dividends.........................................................
Management's Discussion and Analysis or Plan of Operation.........
Business..........................................................
Management........................................................
Executive Compensation............................................
Certain Relationships and Related Transactions....................
Principal Stockholders............................................
Dilution..........................................................
Offering by Selling Securityholders...............................
Description of Securities.........................................
Plan of Distribution..............................................
Legal Proceedings.................................................
Indemnification of Directors and Officers.........................
New York Business Combination Provisions..........................
Where You Can Find More Information...............................
Transfer Agent....................................................
Interest of Named Experts and Counsel.............................
Legal Matters.....................................................
Experts...........................................................
Financial Statements..............................................

                                     Part I

                               PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

ABOUT OUR COMPANY
HUMANA TRANS SERVICES GROUP, LTD. plans to engage in world wide global logistical administration services. As a third-party logistics provider we expect to reduce costs, while improving service to customers. The goal is to provide customers with high quality management of transportation logistics, utilizing combined resources with years of experience from all aspects of freight movement including the shipper, carrier and receiver. We plan to be able to tailor a total logistics solution at a price that will make the customer's bottom line look good. It will meet and exceed customer requirements not only today, but will be adaptable to increasing customer requirements tomorrow.

In addition, HUMANA TRANS SERVICES GROUP, LTD., is presently developing an e-commerce based Internet portal that will allow it to sell the HUMANA TRANS SERVICES GROUP brand product line consisting of a) third party logistical services to manufacturers, shippers and transportation companies; b) Human Resource services specifically targeted toward all types of transportation and related industries and c) the outsourced employee leasing and administration services.

                          HOW OUR COMPANY IS ORGANIZED

We were incorporated in the State of New York on July 2, 2001, under the name Transventures Industries, Inc. On April 17, 2002, we filed a Certificate of Amendment with the Secretary of State of the State of New York amending our name to HUMANA TRANS SERVICES GROUP, LTD., increasing the authorized capital of the company from 200 shares of common stock to 100,000,000 shares. We have no preferred stock authorized. We have no prior operating history in logistics, transportation or any other business. The corporation was formed for the purpose of engaging in world wide global logistical administration services as a third-party logistics provider. The Company is a development stage company.

We are a subsidiary of TTI Holdings of America Corp (Symbol "TTIH", currently traded on the Over the Counter Bulletin Board operated by the NASD). On March 8, 2002, our parent company announced that it intended to declare a stock dividend of one (1) share in Humana Trans Services Group, Ltd. for each ten (10) shares owned in TTI Holdings of America Corp. by shareholders of record on April 1, 2002. When issued, this stock dividend will result in the issuance of 715,445 our common shares to approximately 1,000 shareholders of TTI Holdings of America Corp.

                              WHERE YOU CAN FIND US

We are currently a subsidiary of TTI Holdings of America Corp. Both companies currently occupy offices at 150 Broadhollow Road, Suite 103, Melville, New York 11747 telephone (631) 423-7979.

                                  THE OFFERING

Shares outstanding before offering (1)... 4,198,000 shares of common stock.


Shares offered by the Company............ 2,000,000 shares of common stock.

Plan of distribution....................  The Company will offer and sell
                                          2,000,000 shares for cash at a price
                                          of $1.00 per share. The offering of
                                          our shares of common stock in the
                                          current offering is being on a "best
                                          efforts" through our directors and
                                          officers and may also be offered on a
                                          "best efforts" basis through outside
                                          parties.

Use of Proceeds.........................  The Company will receive the proceeds related to the offering to be derived
                                          from the sale of an aggregate of up to
                                          2,000,000 shares of common stock. Our
                                          directors and officers will not
                                          receive any compensation for any sales
                                          made by them in this offering.
                                          However, the Company may incur
                                          underwriting or other expenses related
                                          to any sales made by outside parties.

                               CONCURRENT OFFERING

Shares offered by Selling
Security holders........................  4,198,000 shares of common stock (2)
                                          (3)

Plan of distribution....................  Sales of our common stock may be made by the selling security holders in the
                                          open market or in privately negotiated
                                          transactions and at market prices,
                                          fixed prices or negotiated prices.

Use of Proceeds.........................  We will not receive any of the proceeds from the sale of the shares
                                          owned by the selling security holders.

(1) Unless otherwise indicated, information in this prospectus including information under "Dilution" assumes all the shares offered by us will be sold and gives retroactive effect to the issuance of the 715,445 shares of our common stock related to the stock dividend declared by our parent, TTI Holdings of America, Corp. ("TTIH") to holders of its common stock as of April 1, 2002.

(2) Potential selling shareholders may be deemed to be statutory "underwriters" who are "engaged in a public distribution". They and certain broker dealers are required to deliver a Prospectus 48 hours prior to confirming sales. See the "Underwriters" distribution Prospectus back cover. SELLING SHAREHOLDERS AND THEIR BROKER DEALERS MUST CONSULT LEGAL COUNSEL AND READ THE IMPORTANT "UNDERWRITERS" LEGAL COMPLIANCE INFORMATION UNDER "PLAN OF DISTRIBUTION" HEREIN.

(3) Includes 715,445 shares to be issued to the shareholders of common stock of record as of April 1, 2002 of our parent, TTI Holdings of America, Corp. ("TTIH") which are being registered in this offering.

Our Trading Symbol - The Common Stock of HUMANA TRANS SERVICES GROUP, LTD., does not have a trading market at this time.

                          SUMMARY FINANCIAL INFORMATION

         This summary financial information should be read in conjunction with our financial statements and notes thereto and other financial information elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA

         The following table sets forth our selected financial data for the Three month period ending March 31, 2002

Balance Sheet Data (restated):
Total Assets ...........................................    $    3,289
Total Liabilities ......................................    $  157,500
Total Stockholders' Deficit ............................    $  (54,211)
Revenues ...............................................    $      -0-
Expenses ...............................................    $  165,711
Net Income (Loss) ......................................    $ (165,711)
Income (Loss) Per Share ................................    $   (7,205)
Shares Used In Computing Net Income (Loss) Per Share ...    $   23,000

                              CAUTIONARY STATEMENT

All statements, trends, analyses and other information contained in this prospectus relative to trends in net sales, gross margin, anticipated expense levels and liquidity and capital resources, as well as other statements, including, but not limited to, words such as "anticipate," "believe," "predict," "plan," "intend," "expect," and other similar expressions constitute forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict. Potential risks and uncertainties include those set forth below in "Risk Factors." Particular attention should be paid to the cautionary statements involving our limited operating history, the unpredictability of our future revenues, the unpredictable and evolving nature of our business model and the risks associated with capacity constraints, systems development, management of growth and business expansion, as well as other factors described below.

                                  RISK FACTORS

            An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

RISK FACTORS RELATED TO HUMANA TRANS SERVICES GROUP, LTD.'S OPERATIONS:

WE MAY CONTINUE TO LOSE MONEY, AND IF WE DO NOT ACHIEVE PROFITABILITY, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS.
Through March 31, 2002, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned expansion. Since we have not yet completed developing our website and we have no operating history of marketing our services to the public, our business may never generate sufficient revenues to meet our expenses or achieve profitability. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

WE MAY NOT BE ABLE TO SELL ALL OF THE SHARES WE ARE CURRENTLY OFFERING.
Upon this registration becoming effective, we plan to offer and sell up to 2,000,000 shares of our common stock through our directors and officers as third parties, for gross proceeds of up to $2,000,000.00. Sales of shares that we are offering in this prospectus made by third parties, other than our directors and officers, will likely be subject to industry standard fees and expenses, which may equal thirteen percent of the gross proceeds of such sales. For example, if we sell shares all of the 2,000,000 shares through a third party such as The Benchmark Pellinore Group, Inc., which we are offering by this prospectus, our estimated proceeds would be

$1,740,000.00 after deducting the estimated placement fee and offering expenses of $260,000.00 including $25,000 as a placement agent due diligence fee and estimated $35,000.00 for accounting, legal and printing expenses. We cannot assure you that we will succeed in selling any or all of the shares of common stock we are currently offering. We have not fixed a minimum number of shares of common stock to be sold by us in this offering. Therefore, we may sell less than all of the shares of common stock offered by this prospectus, which may significantly reduce the amount of proceeds we receive. In any case, we will have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies and strategic alliances.

THE REPORT OF OUR INDEPENDENT ACCOUNTANTS CONTAINS A GOING CONCERN QUALIFICATION, WHICH STATES THAT WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.
         Our independent certified public accountants' report for the period ended March 31, 2002, contains an explanatory paragraph. This paragraph states that our limited working capital position raises substantial doubt about our ability to continue as a going concern. This language in the accountant's opinion could make the process of obtaining financing (debt or equity) more difficult.

WE EXPECT TO HAVE QUARTER-TO-QUARTER FLUCTUATIONS IN REVENUES, EXPENSES, LOSSES AND CASH FLOW, SOME OF WHICH COULD BE SIGNIFICANT.
            Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our products and services, new product and service introductions, and competition. Therefore, we may have significant fluctuations in revenue from quarter to quarter.

WE ARE DEPENDENT ON OUR KEY PERSONNEL AND IF WE LOSE THOSE PERSONNEL, OUR BUSINESS WOULD FAIL.
            Our future success depends, in significant part, upon the continued service of our senior management, James Zimbler. In addition, Mr. Zimbler has developed many personal contacts with various other companies involved in offering the services we plan to develop. These contacts are important to the company. The loss of any of these individuals, particularly in the early stages of our operations, would hurt our business. We do not maintain key man life insurance covering any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business could fail.

SOME OF OUR COMPETITORS MAY BE ABLE TO USE THEIR FINANCIAL STRENGTH TO DOMINATE THE MARKET, WHICH MAY AFFECT OUR ABILITY TO GENERATE REVENUES.
            Some of our competitors are much larger companies than us and which are very well capitalized and can tap their strong market values for further growth which may impede our ability to generate enough sales to cover the costs of marketing the products.

CHANGES IN TECHNOLOGY AND INTERNET SOFTWARE MAY MAKE IT DIFFICULT FOR US TO ADAPT AND COMPETE WITH BETTER-FUNDED COMPETITORS.
            We plan to develop our own commerce based web site through our strategic alliance with AFX Logistics. However, information technology and software developed for the internet are characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. Because we have limited funding, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the business, commercial markets and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

OUR BUSINESS IS PRIMARILY INTERNET BASED AND THE FAILURE OF THE INTERNET TO GROW OR REMAIN A VIABLE COMMERCIAL MEDIUM COULD HARM OUR GROWTH.
            Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity and security. Sales of our web-based products and services are tied to the adequacy of the Internet infrastructure and the continued growth and commercial viability of the Internet. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed, and the Internet may not continue to be a viable commercial medium for us.

WE WILL NEED ADDITIONAL WORKING CAPITAL TO FINANCE OUR BUSINESS PLAN AND SUCH FINANCING MAY BE UNAVAILABLE OR TOO COSTLY.
            Our ability to secure such additional financing and allocate sufficient funds required to support our marketing activity maybe difficult. Additional financing may not be available on favorable terms or even at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our ability to raise additional funds may diminish if the public equity markets become less supportive of the industry.

RISKS RELATED TO OFFERING:
MANAGEMENT BENEFICIALLY OWNS 68.71 % OF OUR COMMON STOCK AND THEIR INTEREST COULD CONFLICT WITH YOURS.
            Our directors and executive officers and other founders beneficially own approximately 68.71% of our outstanding common stock. As a result, the directors and executive officers collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.
            As of March 31, 2002, HUMANA TRANS SERVICES GROUP, LTD. had _________ outstanding shares of Common Stock (which number includes the 715,445 shares which are to be issued to the shareholders of record on April 1, 2002, of our parent, TTI Holdings of America, Corp.). We are registering all of our issued and outstanding shares with this offering. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock. This problem would be exacerbated if we issue Common Stock in exchange for equipment and services.

WE EXPECT TO ISSUE ADDITIONAL STOCK IN THE FUTURE TO FINANCE OUR BUSINESS PLAN AND THE POTENTIAL DILUTION CAUSED BY THE ISSUANCE OF STOCK IN THE FUTURE MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DROP.
            As of June 27, 2002, we have 4,198,000 shares of common stock outstanding, all of which are included in this registration statement. Subsequent to the effective date of this offering, we will need to raise additional capital, which may result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a latter registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock.

OUR DIRECTORS HAVE LIMITED LIABILITY AND THEREFORE CANNOT BE HELD LIABLE FOR MONETARY DAMAGES.
            Under our Certificate of Incorporation, the directors cannot be held liable to HUMANA TRANS SERVICES GROUP, LTD., or to the stockholders for monetary damages for breach of fiduciary duties except under certain limited circumstances.

WE MAY NOT BE ABLE TO OBTAIN A TRADING MARKET FOR YOUR SHARES.
            Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board operated by the NASD, after we obtain a listing, if ever. We intend to apply to the NASD to list these shares on the Over the Counter Bulletin Board operated by the NASD. Because we may not be able to obtain or maintain a listing on the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of

HUMANA TRANS SERVICES GROUP, LTD. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

OUR COMMON STOCK IS A "PENNY STOCK," AND COMPLIANCE WITH REQUIREMENTS FOR DEALING IN PENNY STOCKS MAY MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RESELL THEIR SHARES.
            Currently there is no public market for our common stock. If the common stock is ever listed in the public market in what is known as the over-the-counter market and at least for the foreseeable future, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these inventors a manually signed and dated written acknowledgement of receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock.

            Penny stocks are stocks with a price of less than $5.00 per share unless traded on NASDAQ or a national securities exchange;
            Penny stocks are also stocks, which are issued by companies with:
            Net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years); or
            $5.0 million (if in continuous operation for less than three years); or average revenue of less than $6.0 million for the last three years.

IT IS MORE DIFFICULT FOR OUR SHAREHOLDERS TO SELL THEIR SHARES BECAUSE WE ARE NOT, AND MAY NEVER BE, ELIGIBLE FOR NASDAQ OR ANY NATIONAL STOCK EXCHANGE.
            We are not presently, and it is likely that for the foreseeable future we will not be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid of price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the NASDAQ application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ. As a result, it will more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock

WE REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY, WHICH WE MAY NOT BE ABLE TO OBTAIN.
            We will need to raise additional funds through public or private debt or sale of equity to develop and establish our marketing program and establish our website. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs.

In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

            This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. HUMANA TRANS SERVICES GROUP, LTD.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating HUMANA TRANS SERVICES GROUP, LTD., and our business before purchasing the Common Stock offered by this Prospectus.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders.

If we are able to sell all of the 2,000,000 shares we are offering by this prospectus through our directors and officers, we will realize proceeds of $2,000,000. However, sales made through third parties will likely be subject to standard industry fees and expenses. For example, if we sell all of the 2,000,000 shares we are offering by this prospectus through The Benchmark Pellinore Group, Inc., our estimated proceeds would be $1,740,000 after deducting the estimated placement fee and offering expenses. We cannot assure you that we will succeed in selling any or all of the shares of common stock we are currently offering. See "Risk Factors -- We may not be able to sell all of the shares we are currently offering" for further discussion about risks connected with this offering.

We will receive the proceeds from the sale of the shares offered by the underwriters. The proceeds from these shares will be used for the following purposes:

            1. Development of a commerce based web site to effectuate our business plan; and
            2. General operating expenses, such as salaries, rent and other expenses.


                         DETERMINATION OF OFFERING PRICE
            Before this offering, there has been no public market for the shares of our common stock. Accordingly, the price of the common shares stated in this prospectus, $1.00, was determined by an arbitrary process based upon our internal, subjective evaluation. Among the factors considered in determining the initial estimated price of the common shares were:

            1. Our history and our prospects;
            2. The industry in which we operate;

            3. The status and development prospects for our proposed products and services;
            4. The previous experience of our executive officers; and
            5. The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus and does not necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price.

The Company anticipates that the common stock will be submitted for quotation on the Over-the-Counter Bulletin Board ("OTCBB"), but there can be no assurances that an active trading market will develop, even if the securities are accepted for quotation.

            Number of Holders - As of March 31, 2002, there were _______ (__) record holders of common stock, which number does not include the approximately 1,000 shareholders of record as of April 1, 2002, of our parent TTI Holdings of America Group Corp ("TTIH").

                                    DILUTION

[TO BE ADDED BY AMENDMENT]

                                    DIVIDENDS

            We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

                              SELLING SHAREHOLDERS

[TO BE ADDED BY AMENDMENT]

                              PLAN OF DISTRIBUTION

            The Offering: 2,000,000 shares will be offered on a "best efforts" by or officers and directors as well as on a "best efforts" basis through outside, third parties such as The Benchmark Pellinore Group. Each subscriber will receive from the Company a confirmation of such subscription to purchase shares of common stock with instructions to forward their funds to us. We will then forward a share certificate to such subscriber.

            The Concurrent Offering: The shares which are being registered on behalf of the Selling Shareholders may be sold or distributed from time to time by the Selling Shareholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Shareholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale. The distribution of the shares may be effected in one or more of the following methods:

o    ordinary brokers transactions, which may include long or short sales,
o transactions involving cross or block trades on any securities or market where our common stock is trading,
o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o "at the market" to or through market makers or into an existing market for the common stock,
o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o    any combination of the foregoing, or by any other legally available means.

            Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the Selling Shareholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Shareholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each Selling Shareholder has advised us that the shareholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

            At the time a particular offer is made by or on the behalf of any of the Selling Stockholders, a prospectus, including any necessary supplement thereto, will be distributed by such Selling Shareholder which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the Selling Shareholder, any discounts, commissions and other items constituting compensation from the Selling Shareholder, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

            We have informed the Selling Shareholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

            The Selling Shareholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

                                LEGAL PROCEEDINGS

HUMANA TRANS SERVICES GROUP, LTD., is not subject to any legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of the directors and executive officers of the Company are listed below together with information about their respective backgrounds.

The following table sets forth information with respect to the directors and executive officers as of March 31, 2002

                                                            DATE SERVICE
  NAME                  AGE     OFFICE                       COMMENCED
  ----                  ---     ------                       ---------
James W. Zimbler*        37     Chairman, CEO                July 2001
                                President, Treasurer
Steven Horowitz*         42     Director and Secretary       April 2002
Andy Schenker*           41     Director                     May 2002
Andrew Mazzone*          62     Director                     June 2002
Kevin Whitmore*          41     Director                     June 2002

*Indicates Board Member

            All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors.

               There are no family relationships between or among any of our directors or executive officers.

JAMES W. ZIMBLER, PRESIDENT/CEO AND CHAIRMAN
--------------------------------------------
On November 1, 2001, Mr. Zimbler was appointed as President and Director of the TTI Holdings of America Corp. From February 2001 until October 15, 2001, Mr. Zimbler was engaged in consulting for various companies and for a portion of that time has been a principal member in Crossover Advisors, LLC. Prior to that, from January 1999 to November 1999, Mr. Zimbler was Chairman of the Board of Directors and President of IntermediaNet, Inc. now known as Cyberedge Enterprises, Inc., a public company and in November 1999, became just the Chairman until February 2001. He was re-appointed CEO and a Director in September 2001. Mr. Zimbler was also Chairman and CEO of Universal Media Holdings, Inc., until February 2001. From December 1996 through November 1998, Mr. Zimbler was President and Chief Operating Officer for Total Freight Solutions America, Inc. Mr. Zimbler was employed by Packaging Plus Services, Inc. from August of 1994 through December of 1996. From March 1987 to September 1983 he was the owner of a messenger delivery service, which was sold. Thereafter he formed Rapid Delivery Service, which was sold to Packaging Plus Services, Inc., in 1994. Mr. Zimbler attended Suffolk Community College from 1983 through 1985 where he majored in Business Administration.

STEVE HOROWITZ, SECRETARY AND DIRECTOR
--------------------------------------
Mr. Horowitz has served as Chairman of the Board of Directors and Chief Executive Officer of CDKnet.com since May 1998. Since April 1, 2000, he has served as a partner in Moritt, Hock, Hamroff & Horowitz, LLP, a Garden City, New York-based law firm. From October 1, 1991 to March 2000, he was the founding principal of Horowitz, Mencher, Klosowski, & Nestler, P.C., a Garden City, New York-based law firm. Mr. Horowitz holds a degree from Hofstra University School of Law and a Master of Business Administration degree in Accounting from Hofstra University School of Business. Mr. Horowitz is an Adjunct Professor of Law at Hofstra University School of Law. In 1986 and 1987, Mr. Horowitz was Director of Taxes for Symbol Technologies, Inc., a New York Stock Exchange corporation. Mr. Horowitz is a member of the American Bar Association and the New York State Bar Association.

ANDREW SCHENKER, DIRECTOR
-------------------------
Mr. Schenker has served as the President of CDKnet.com, Inc. on January 3, 2002, as its Chief Operating Officer since April 2002 and as a director of CDKnet.com in May, 1998. He recently stepped down from his position as the General Manager for Education Marketing - Worldwide at Symbol Technologies, Inc. a manufacturer and world leader in bar-code based data transaction systems based in Holbrook, New York to concentrate on entrepreneurial opportunities. Since November 1986, he has held several financial management positions at Symbol Technologies, Inc., most recently at the position described above. He is also the trustee for several trusts and a public foundation, as well as an executive committee member of the Smithtown School District Industry Advisory Board.

ANDREW MAZZONE, DIRECTOR
------------------------
Mr. Mazzone has served as the Chairman of our parent, TTI Holdings of America, Corp. the Company since 1998. From 1970 until February 15, 1995, Mr. Mazzone was employed by

Metco, Westbury, NY, a subsidiary of the Perkin Elmer Corp. The Company was acquired by a foreign holding corporation, which changed the Company's name to Sulzer Metco. Mr. Mazzone, as President, resigned from Sulzer Metco after the acquisition of the Company. Mr. Mazzone did so to pursue his belief that there is an unexploited opportunity in the thermal spray industry to set up industrial thermal spray shops around the world, excluding the areas of Europe and the United States. In this endeavor, he left Sulzer Metco on good terms and with the understanding that his strategy, if successful, would mean even more business for Sulzer Metco Corporation. Some of the highlights of Andrew Mazzone's Metco career include positions as Director of Logistics, Director of Sales and Marketing, Director of Manufacturing, Executive Vice President and President. Mr. Mazzone has degrees from Babson College, Babson Park, Massachusetts in finance and an advanced degree in economics, with a specialty in economic history.


KEVIN WHITMORE, DIRECTOR
------------------------
[TO BE ADDED BY AMENDMENT]

                             EXECUTIVE COMPENSATION

            For the fiscal year ended September 30, 2001, no Officer/Director has been compensated with salaries or other form of remuneration, other than as indicated in the Summary Compensation Table below:


                           Summary Compensation Table

----------------------- ------- ---------------------------------    ---------------------------------------------------------------
                                Annual Compensation (1)                                    Long Term Compensation
                                ---------------------------------    ---------------------------------------------------------------
                                                                                   Awards                        Payouts
                                                                     -----------------------------      ----------------------------
                                                                                       Securities
Name and Position       Year    Salary    Bonus      Other           Restricted        Underlying       All other
                                                     Annual          Stock             Options/         LTIP             Compen-
                                                     Compensation    Award(s)          SARs             Payouts          sation
                                ($)       ($)        ($)             ($)               ($)              ($)              ($)
----------------------- ------- --------  ---------  ------------    -------------     -----------      ---------        -----------
James W. Zimbler        2002    138,424   -0-        -0-             2,284,555         -0-              -0-              -0-
Chairman, President     2001    -0-       -0-        -0-             -0-               -0-              -0-              -0-
and CEO
 ---------------------- ------- --------  ---------  ------------    -------------     -----------      ---------        -----------
Steven A. Horowitz      2002    -0-       -0-        -0-              250,000          -0-              -0-              -0-
Director and Secretary  2001    -0-       -0-        -0-             -0-               -0-              -0-              -0-
----------------------  ------- --------  ---------  ------------    -------------     -----------      ---------        -----------
Andrew Schenker         2002    -0-       -0-        -0-             150,000           -0-              -0-              -0-
Director                2001    -0-       -0-        -0-             -0-               -0-              -0-              -0-
----------------------  ------- --------  ---------  ------------    -------------     -----------      ---------        -----------
Andrew Mazzone          2002    -0-       -0-        -0-             100,000           -0-              -0-              -0-
Director                2001    -0-       -0-        -0-             -0-               -0-              -0-              -0-
----------------------  ------- --------  ---------  ------------    -------------     -----------      ---------        -----------
Kevin Whitmore          2002    -0-       -0-        -0-             100,000           -0-              -0-              -0-
Director                2001    -0-       -0-        -0-             -0-               -0-              -0-              -0-

DIRECTOR COMPENSATION:
----------------------
Our directors do not receive monetary compensation for their services.

DIRECTOR AND OFFICER INSURANCE:
-------------------------------
The Company has no directors and officers ("D & O") liability insurance. Once the offering is complete, we intend to obtain D&O insurance.

STOCK OPTION PLANS
------------------
We do not have any long-term compensation plans or stock option plans.

OTHER EMPLOYEE BENEFIT PLANS
----------------------------
The company presently has no fringe benefit plans that has inured to the benefit of the above individuals

EMPLOYMENT AGREEMENTS
---------------------
As of the date of this prospectus, we have not entered into any written employment agreements, other than with our Chairman and President/CEO, James W. Zimbler, dated April 1, 2002. Pursuant to that agreement, Mr. Zimbler has agreed to serve as our Chairman and President/CEO in consideration for an annual salary of $138,424, and the issuance of 2,000,000 shares of Common Stock and other consideration. The term of the Agreement is until December 31, 2003.


                        SECURITY OWNERSHIP OF MANAGEMENT
                        --------------------------------

The following table sets forth information with respect to the share ownership of our common stock, $.0001 par value, by our officers and directors, both individually and as a group, and by the record and/or beneficial owners of more than 5 percent of the outstanding amount of such stock as of June 27, 2002:

                SHARES OF COMMON STOCK OWNED BENEFICIALLY AND OF
                              RECORD BY MANAGEMENT

Name and Address              Amount and Nature            Percent of
of Beneficial Owner           of Beneficial Ownership      Class(1)(2)
-------------------           -----------------------      ----------

James W. Zimbler              2,284,555                       54.42%
c/o 150 Broadhollow Rd.
Suite 103
Melville, New York 11747

Steven A. Horowitz              250,000                        5.96%
c/o 150 Broadhollow Rd.
Suite 103
Melville, New York 11747

Andrew J. Schenker              150,000                        3.58%
c/o 150 Broadhollow Rd.
Suite 103
Melville, New York 11747

Andrew Mazzone                  100,000                        2.38%
c/o 150 Broadhollow Rd.
Suite 103
Melville, New York 11747

Kevin Whitmore                  100,000                        2.38%
c/o 150 Broadhollow Rd.
Suite 103
Melville, New York 11747

All officers and directors    2,884,555                       68.71%
as a group (5 persons)

---------------------------------------

Notes to table of beneficial shareholders

(1) There were 4,198,000 shares of common stock outstanding as of June 27, 2002, including 715,445 shares to be issued to the shareholders of common stock of record as of April 1, 2002 of our parent, TTI Holdings of America, Corp. ("TTIH") which are being registered in this offering.

(2) The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in this table and these notes.

                            DESCRIPTION OF SECURITIES

            The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General
            Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share.

Common Stock
            The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

            None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of HUMANA TRANS SERVICES GROUP, LTD., except for Michael S. Krome, P.C., attorney for HUMANA TRANS SERVICES GROUP, LTD., who received 100,000 shares of Common Stock as part of his legal fees, as detailed in this registration statement. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in HUMANA TRANS SERVICES GROUP, LTD., other than Mr. Krome.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

We were incorporated in the State of New York on July 2, 2001.

ABOUT OUR COMPANY
-----------------

Humana Trans Services Group, Ltd. Intends to provide a suite of services to the multi-billion dollar global transportation and shipping industry. Our goal is to provide customers with cost-effective access to high quality transportation logistics services. Our plan incorporates the resources and products of multiple Humana Trans Services Group, Ltd. strategic alliance partners. By providing third-party logistics services, Humana Trans Services Group, Ltd. will be able to increase the value of these offerings while reducing costs for its customers. With an extensive array of transportation industry services we will be able to provide service solutions for many elements of the transportation and logistics life-cycle; from management of the transportation transactions (from pickup to delivery) to the ever changing dynamics of the transportation process. By customizing a total logistics solution for each customer, Humana Trans Services Group, Ltd. will be able to positively impact our customer's bottom line. Our specific goal is to meet or exceed each of our customer's requirements for transportation logistics services while we continuously implement new and innovative functions to meet ever-changing customer needs. Humana Trans Services Group, Ltd. is developing an e-commerce Internet portal that will provide access to its services for a broad range of customers and prospects. Through this Internet portal, Humana Trans Services Group, Ltd. will provide a branded product line of services consisting of:

a) Third party logistics services to manufacturers, shippers and transportation companies
b) Human Resource services specifically targeted for transportation and related industries
c) Employee leasing and administration services.

OUR PRODUCTS AND SERVICES
-------------------------

Humana Trans Services Group, Ltd. will consist of several Divisions that individually service different aspects of the five billion dollar transportation logistics industry. Although we intend that each Division will function as an individual profit center within Humana Trans Services Group, Ltd., they will be operationally integrated to provide a synergistic array of services for our customers. The integration and functional overlap of these Divisions is intended to expose our existing customers to all of our services. Revenues will increase as "single use" customers expand to use the integrated services of our other Divisions. The four Divisions will be identified by the brand names AFX Logistics, Humana Trans, Trans-Matrix and American Freight X-Change. The first phase of our plan is the immediate rollout of AFX Logistics, which is contingent upon the acquisition of required capital. The second phase will include the services and functionality of the Humana Trans Division. After both of these offerings are up and running on the Internet portal, the third phase will be the implementation of the Trans Matrix Division with its unique functionality.

AFX LOGISTICS DIVISION
----------------------

AFX Logistics Division will be implemented as a fully integrated Division and will provide transportation companies with a single source for comprehensive administrative services. With a professionally staffed administrative team, the AFX Logistics Division will provide billing, collections, industry and government compliance, payroll, advertising, sales and marketing management and information technology services. Mercury Gate International, Inc., one of our strategic partners, has implemented complementary industry application systems that provide receivable financing, equipment and employee leasing, insurance, sales and marketing services and plug and play communications. In addition, Mercury Gate International, Inc. has developed software that performs the back office system functions for their applications. AFX Logistics Division has recently concluded an agreement which will enable us to offer to our customers all of the combined applications of AFX Logistics Division and Mercury Gate International, Inc. In addition, AFX Logistics Division will be using the MercuryGate back office software to support all the application transactions on the system. These combined applications will be offered under the private label AFXlogic. We anticipate that AFX Logistics Division will be able to provide services for customers in all size categories, small, medium and large Fortune 500 companies. We believe that the the extensive profile of offerings we plan to offer through the AFX Logistics Division will enable our customers to realize substantial savings. We believe that outsourcing back-office administrative services to our planned AFX Logistics Division will enable our customers to concentrate on their core business operation - effectively and efficiently moving freight.

HUMANATRANS DIVISION
--------------------

The professional employment administration industry has grown rapidly in the USA over the last few years. The popularity of services provided by companies in this industry is the result of three primary factors:

     o Significant increases in employment related federal, state and local laws and regulations.
     o Increasing requirements for small business owners to provide quality healthcare benefits and retirement saving plans in order to attract and retain superior workers.
     o Increasing need for small business to manage and reduce the increasing cost of mandatory benefits such as workers' compensation and unemployment insurance.

The Federal and State legislation, affecting small to medium size businesses, changes often. Tracking these changes and acquiring the expertise required to manage and ensure compliance with these changes is often impossible for the small to medium size business owner and their staff. The professional employment administration industry evolved from the needs of these small businesses to turn the "business of employment" over to professional employers, so these owners can focus on their core business. Some of the functions provided by the professional employment administration companies are:

     o   Payroll Management
     o   Human Resource Management
     o   Employment Administration
     o   Employee Benefits Management
     o   Insurance Administration
     o   Government Compliance
     o   Training and Risk Management

Many transportation companies have these same challenges and require the professional employment administration services tailored for their industry.

     1. HumanaTrans is the brand name of the human resource consulting organization which will provide a variety of human resource transportation industry based services.

When our customers implement our HumanaTrans services, the employee related responsibilities and liabilities are contractually divide between HumanaTrans and the client company. The client retains full control over the continuing operation of their business and HumanaTrans assumes responsibility for the "employment related" items such as payment of wages, reporting and payment of employment taxes. In addition, HumanaTrans assumes the responsibility for the cost-effective management of mandatory benefits such as workers' compensation and unemployment insurance. HumanaTrans can also provide employees a wide variety of benefits that many transportation companies are not able to cost-effectively offer on their own.

Our customers, we feel, will use our services as tools that enable them to increase productivity and profits.

TRANS-MATRIX DIVISION
---------------------
The Trans-Matrix Division will provide four separate functions that are resident on one Internet Website and are presented as a "resource center" for the transportation industry. The resource center web model has now become a standard format for presenting relevant vertical market commercial and industrial information on the Internet. Our design incorporates four primary sections to achieve rapid and extensive market penetration.

The first section of the Trans-Matrix Resource Center will provide access to industry specific publications, corporate reports, stock analysis and news, traffic reports and road maps, weather reports, product and service reviews and a variety of additional relevant industry information.

The second section of the Trans-Matrix Resource Center will feature a real time, industry specific, special events calendar. This calendar will include information on industry-related conferences, trade shows, and seminars. Through this calendar, we will arrange for mini-trade fairs and educational seminars that will drive additional clients to the Website. Trans-Matrix has already concluded an agreement with "The Indie Forum" to sponsor and manage its special events calendar on the Trans-Matrix Resource Center.

The third section will include many of the allied services associated with transportation logistics as well as general transportation management. This section will offer a variety of vendor services including receivables financing, payroll processing, corporate accounting, employee leasing and group purchasing of insurance policies. In conjunction with our strategic consulting partners, the Trans-Matrix Division will also offer tactical planning, sales and marketing campaigns and corporate public relations services.

The fourth section of the Trans-Matrix Resource Center will provide customized "application service provider" (ASP) software applications that will facilitate many of the transactions that support shipping and transportation industry customers. The specific products and applications that will be offered at the Trans-Matrix Resource Center are quoteONE, travelONE, searchONE, sourceONE, groupONE and teamONE.

quoteONE is an on-line database application that will provide the shipper with an instant comparison of rates and delivery options from the top 30 national carriers and the best of the local carriers. The shipper may engage the services of the accepted quote and book the shipment for delivery in real-time for the required items. The shipper will also have access to a reporting module by their account number and specific bill of lading. This will provide the shipper with real-time tracking information on the status of the shipment in question. QuoteONE, our branded offering, will be available through a strategic alliance with FreightQuote.com, the developer of the software.

travelONE is an on-line service application through which Trans-Matrix Division customers will reserve airline tickets, book hotel rooms, reserve rental cars and secure other travel related services. The Trans-Matrix Division has partnered with World Class Travel to provide the back office processing required for accepting on-line bookings for airlines, hotels, and car rentals. The service will be available to coordinate many additional requirements for the traveler such as finding a dry cleaner, restaurant, bar, movie theater, attorney, place of worship, childcare center, golf course, salon, spa, as well as many other services one might require in an unfamiliar location. The travelONE application will generate a sales commission revenue stream for Humana Trans Services Group, Ltd.

searchONE is the brand name for our on-line, email based bid system for many carrier and professional services available on the Internet. The searchONE functions will be available through the strategic partners of Humana Trans Services Group, Ltd. This request-for-service application is a time sensitive bid system connecting the customer to thousands of product and service providers in an easy to use, single entry format. Customers can search for transportation services as well as business or professional services with searchONE. Our customers will simply describe their needs on searchONE, select a product or service category such as commercial transportation services, limousine services, business office services, and the like and submit the request. Within a short period of time, a vendor proposal for the requested services will arrive either via fax, email, or telephone. It is both simple and effective.

sourceONE is the brand name for our service that will provide access to professional consulting services. The Trans-Matrix Division has engaged a professional organization to provide consulting either on a one-time fee or retained contract basis. The sourceONE group will be available to assist in mission critical applications, custom solutions, mergers and acquisitions, IPO's, strategic planning, telecommunications and technology requirements.

groupONE is a buying consortium for a variety of name brand products that are often needed for independent shippers. These products will be purchased on a group discount basis due to a co-op buying arrangement with the suppliers/distributors. groupONE will have stabilized pricing from over 300 vendors in the commercial and consumer marketplace.

teamONE is an employee recruiting network that is being developed to support the ever-increasing shortage of drivers needed for the expanding transportation industry. The recruiting network will be nationwide and will help to fill jobs in livery, trucking, delivery, rail, and busing. These jobs will be posted and proactively recruited, countywide, for our partnering organizations and customers.

COMPETITION
-----------

The marketplace for logistics products and services is expanding rapidly. In January 2002, the Investor Business Daily reported that investment banker Stephens Inc. predicted that the sales of services used by companies in "electronic logistics" would be above $1 trillion by 2005. As a result, existing providers of logistics systems and services are expanding and enhancing their offerings. In addition, new companies are accelerating their efforts to enter this marketplace with new offering and service solutions.

The markets for our solutions are very competitive. The intensity of competition in our target markets continues to increase, and we expect it to increase in the future. Our potential competitors may make acquisitions of other competitors and may establish cooperative relationships among themselves or with third parties. Further, our prospective clients and partners may become competitors in the future.

Many of our current and potential competitors have significantly greater resources that we do, and therefore, we may be at a disadvantage in competing with them. We will directly compete with application software and Internet portal providers including: The Descartes Systems Group Inc., Transplace.com, i2 Technologies, Inc., Logisitics.com and SAP AG. In addition, some of our potential competitors have significantly greater financial, marketing, technical and other competitive resources than us, as well as greater name recognition and a larger installed base of clients. In addition, many of our competitors have well-established relationships with our potential clients and have extensive knowledge of our industry. Any of these factors could materially impair our ability to compete and adversely affect our potential revenue growth and operating performance.

RISKS RELATED TO OUR BUSINESS
-----------------------------

Our efforts to develop relationships with vendors such as software and system companies, consulting firms, resellers and others to implement and promote our services may fail, which could have a material adverse affect on our potential business. We are developing, maintaining and enhancing significant working relationships with complementary vendors, such as software and system providers, consulting firms and others that we believe can play important roles in marketing our services and solutions. We will be investing, and intend to continue to invest, significant resources to develop and enhance these relationships, which could adversely affect our potential operating margins. We may be unable to develop relationships with organizations that will be able to market our products effectively. Some of the organizations with which we are developing or maintaining marketing and product relationships have commercial relationships with our competitors. Therefore, there can be no assurance that any organization will continue its involvement with us and our services and solutions. The loss of relationships with important organizations could materially and adversely affect our future business results and financial condition.

Companies are re-evaluating their supplier and client relationships and some are adjusting their service levels and other logistics management parameters in a manner that may have an adverse affect on our ability to sell our Internet portal solutions. Since September 11, 2001, companies are re-evaluating the nature of their relationships with suppliers and clients. Some are adjusting their service levels and other supply chain management settings and levels to address risks arising out of the terrorist attacks and the resulting increased economic and political uncertainties in ways that may adversely affect the benefits which could be achieved through use of our solutions. This could have a material adverse affect on our ability to market and sell our Internet portal solutions.

If the development of our products and services fails to keep pace with our industry's rapidly evolving technology, our future results may be materially and adversely affected. The markets for our Internet portal solutions are subject to rapid technological change, changing client needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our future operating results will depend, in part, upon our ability to enhance planned services and solutions and develop and introduce new applications or capabilities that: - meet or exceed technological advances in the marketplace; - meet changing client requirements; - comply with changing industry standards; - achieve market acceptance; - integrate third-party software effectively; and - respond to competitive offerings. Our product development and testing efforts will require, and are expected to continue to require, substantial investments. We may not possess sufficient resources to continue to make the necessary investments in technology. In addition, we may not successfully identify new software solution and service opportunities or develop and bring new offerings to market in a timely and efficient manner. If we are unable, for technological or other reasons, to develop and introduce new and enhanced offerings in a timely manner, we may fail to attract new clients, which may adversely affect our future performance.

We are dependent on third-party software that we incorporate into and include with our products and solutions, and impaired relations with these third parties, defects in third-party software or the inability to enhance their software over time could harm our business. We incorporate and include third-party software into and with our services and solutions. We are likely to incorporate and include additional third-party software into and with our products and solutions as we expand our product offerings. The operation of our products would be impaired if errors occur in the third-party software that we utilize. It may be more difficult for us to correct any defects in third-party software because the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the software capabilities. Furthermore, it may be difficult for us to replace any third-party software if a vendor seeks to terminate our license to the software or ability to license the software to others. Any impairment in our relationship with these third parties could adversely impact our future business operations and financial condition.

Risks related to our industry lack of growth or decline in Internet usage could be detrimental to our future operating results. The growth of the Internet has increased demand for Internet portal logistics solutions. Therefore, our future sales and profits will be substantially dependent upon the Internet as a viable commercial medium. The continued success of the Internet as a viable commercial medium may be adversely affected for a number of reasons, including: - potentially inadequate development of network infrastructure or delayed development of enabling technologies and performance improvements; - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; - concerns that may develop among businesses and consumers about accessibility, security, reliability, cost, ease of use and quality of service; - increased taxation and governmental regulation; or - changes in, or insufficient availability of, communications services to support the Internet, resulting in slower Internet user response times. The occurrence of any of these factors could require us to modify our technology and our business strategy. Any such modifications could require us to expend significant amounts of resources. In the event that the Internet does not remain a viable commercial medium, our future business, financial condition and the results of operations could be materially and adversely affected.

New laws of regulations affecting the Internet or commerce in general could reduce our revenue and adversely effect our growth. Congress and other domestic and foreign governmental authorities have adopted and are considering legislation affecting the use of the Internet, including laws relating to the use of the Internet for commerce and distribution. The adoption or interpretation of laws regulating the Internet, or of existing laws governing such things as consumer protection, libel, property rights and personal privacy, could hamper the growth of the Internet and its use as a communications and commercial medium.

INFLATION
---------
We believe that inflation is not a factor to our business.

AGREEMENTS

We do not have any substantial agreements at this time related to the operation of our business

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

                The following contains forward-looking statements based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. All statements, trends, analyses and other information contained in this registration statement relative to trends in our financial condition and liquidity, as well as other statements, including, but not limited to, words such as "anticipate," "believe," "plan," "intend," "expect," "predict," and other similar expressions constitute those statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict. Accordingly, actual results may differ materially from those anticipated or expressed in the statements. Potential risks and uncertainties include, among others, those set forth below and throughout this registration statement. Particular attention should be paid to the cautionary statements involving our limited operating history, the unpredictability of our future revenues, the unpredictable and evolving nature of our business model, the competitive nature of the transportation and shipping logistical support industries and the risks associated with capacity constraints, systems development, management of growth and business expansion, as well as other risk factors.

Plan of Operation:

            The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

            We are a development stage company in the process of developing and refining our business plan to narrow the services we intend to the global transportation and shipping industry.

The products and services that we intend to offer are described in the "Business" description. We have generated no revenues from operations to date.

                From October, 2001 through December 2001, we raised $11,500.00 in cash from private sale of shares of common stock of the company. The Company cannot implement its business plan and may not be able to sustain operations beyond the next 30 days without receiving additional capital. However, we believe that obtaining $500,000.00 of net proceeds from this offering together with cash generated from potential operations would permit it to continue meeting its working capital obligations and fund the further development of its business for at least the next 12 months. Any financing received by the Company will be used to meet the Company's operating expenses, including costs of development and payroll as well as accounting and legal expenses. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate the development of its systems or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

            During the next twelve months, provided we raise sufficient capital in this offering or otherwise, we intend to implement the first phase of our business plan by finalizing the development of our AFX Logistics division, staffing it with required personnel and marketing the services it will provide. Through the AFX Logistics division, we intend to provide freight transportation companies with a single source for comprehensive administrative services. Our professionally staffed administrative team, will be able to provide billing, collections, industry and government compliance, payroll, advertising, sales and marketing management and information technology services to clients ranging from small companies to large commercial carriers. We believe that the extensive profile of offerings we seek to offer through the AFX Logistics division will enable potential clients with a compelling alternative to meet their back-office administrative needs, enabling them to concentrate on their core business operations - effectively and efficiently moving freight.

            We intend to leverage our initial AFX Logistics client base as we complete the development of our Humana Trans Division, offering them a suite of employment administrative services, such as payroll management, human resources management, employee benefits management, insurance administration, governmental compliance and training and risk management. Our services will allow our clients to retain full control over the day to day operations of their businesses while outsourcing their labor intensive "employment related" obligations to us. Through economies of scale, we anticipate offering our services and employee benefits at a substantially lower cost than our clients could individually.

            To implement our business plan, we will have to significantly increase the number of our employees, greatly increasing our payroll expenses. We do not expect to make significant purchases for equipment in the next twelve months.

                             DESCRIPTION OF PROPERTY

The Company does not own any real property. Its current operations are located at 150 Broadhollow Road, Suite 103, Melville, New York 11747. It shares the space with its parent company, TTI Holdings of America Corp. in approximately 1200 square feet. Both companies are sub-tenants of Diversified Holdings, LLC. There is no formal sub-lease agreement and the Company is not currently obligated to pay rent for the space. The space is currently adequate for the needs of the company.

EMPLOYEES
The company has no employees at this time, except for the Officers and Directors.

                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1.          TRANSACTIONS WITH MANAGEMENT AND OTHER; CERTAIN BUSINESS
RELATIONSHIPS;

On ________, we issued 2,000,000 shares to our Chairman, President and CEO, James W. Zimbler, in exchange for the time and effort in developing the business model and for compensation to serve as the Chairman, President and CEO of Humana Trans Services Group, Ltd., as part of his Employment Agreement, dated as of April 1, 2002. These shares were valued at $0.05 per share for a total value of $100,000.

On __________, we issued 250,000 shares to Steven A. Horowitz, a Director and the Secretary of the Company, in exchange for his time and effort for his services. The shares were valued at $0.05 per share for total value of $12,500.

On ___________, we issued 100,000 shares to Andrew Mazzone, a Director of the Company, in exchange for his time and effort for his services. The shares were valued at $0.05 per share for total value of $5,000.

On ___________, we issued 100,000 shares to Kevin Whitmore, a Director of the Company, in exchange for his time and effort for his services. The shares were valued at $0.05 per share for total value of $5,000.

On ___________, we issued 150,000 shares to Andrew J. Schenker, a Director of the Company, in exchange for his time and effort for his services. The shares were valued at $0.05 per share for total value of $7,500.

On ___________, we issued 185,000 shares to Agincourt, Inc., for consulting services related to business plan preparation, pursuant to the Agreement, dated, April 15, 2002, valued at $0.05 per share for a total value of $9,250.

On ___________, we issued 190,000 shares to Comprehensive Resource Advisors, Inc., for consulting services related to investor relations, pursuant to the Agreement, dated, April 15, 2002, valued at $0.05 per share for a total value of $9,500.

On ___________, we issued 50,000 shares to Riggs & Associates for financial consulting services. The services to be performed are to include various types of accounting oversight and other financial duties, pursuant to an Agreement dated, April 22, 2002. The shares were valued at $0.05 per share for a total value of $2,500.

On ___________, we issued 100,000 shares to Michael S. Krome, as partial payment for his legal services representing Humana Trans Services Group, Ltd and for the preparation of this registration statement. The shares were valued at $0.05 per share for a total of $5,000.

On ___________, we issued 50,000 shares to Chris Hanscom-Bolton, as partial payment for his legal services representing Humana Trans Services Group, Ltd and for the preparation of this registration statement. The shares were valued at $0.05 per share for a total of $2,500.

2.    INDEBTEDNESS OF MANAGEMENT

No member of our management is or has been indebted to us. No director or executive officer is personally liable for repayment of amounts advanced from any financing received by us.

3.   REPORTS TO STOCKHOLDERS

The Company plans to furnish its stockholders with an annual report for each fiscal year containing financial statements audited by its independent certified public accountants. In the event the Company enters into a business combination with another company, it is the present intention of management to continue furnishing annual reports to stockholders. Additionally, the Company may, in its sole discretion, issue unaudited quarterly or other interim reports to its stockholders when it deems appropriate. The Company intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934 for so long as it is subject to those requirements.

                               MARKET INFORMATION

1.   MARKET INFORMATION

Our securities are not traded on any public market. After the effective date we will attempt to have our shares traded on the OTC Bulletin Board. There is no assurance this will happen.

SHARES ELIGIBLE FOR FUTURE RESALE

As of June 27, 2002, we had 4,198,000 issued and outstanding shares of Common Stock, all of which are being registered with this offering, and all of which are "restricted securities," which may otherwise only be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended or other exemptions from registration requirements of this act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefore may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not our affiliates and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations.) The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of our securities.

2.    DIVIDEND POLICY

To date, we have not paid a cash dividend to our shareholders.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                              HUMANA TRANS SERVICES
                                   GROUP, LTD.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS
                                       AND
                           INDEPENDENT AUDITORS REPORT

                              Period from Inception
                                 (July 2, 2001)
                             through March 31, 2002

HUMANA TRANS SERVICES GROUP, LTD.
(A Development Stage Company)


TABLE OF CONTENTS


                                                                        Page
                                                                        ----

REPORT OF INDEPENDENT AUDITORS ......................................    F-1

FINANCIAL STATEMENTS

           Balance Sheet ............................................    F-2
           Statements of Operations .................................    F-3
           Statement of Changes in Stockholders' Equity .............    F-4
           Statements of Cash Flows .................................    F-5
           Notes to Financial Statements ............................  F-6-F-7

Aaron Stein
CERTIFIED PUBLIC ACCOUNT
                                                     981 ALLEN LANE
                                                      P.O. BOX 406
                                                   WOODMERE, NY 11598
                                                      516-569-0520


REPORT OF INDEPENDENT AUDITOR


To the Board of Directors and Stockholders'
     Humana Trans Services Group, Ltd.

I have audited the accompanying balance sheet of Humana Trans Services Group, Ltd. (a development stage company) as of March 31, 2002 and the related statements of operations, stockholders' equity and cash flows for the period from July 2, 2001 (date of inception) to March 31, 2002. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Humana Trans Services Group, Ltd. (a development stage company) as of March 31, 2002 and the results of its operations and its cash flows for the period from July 2, 2002 (date of inception) to April 30, 2002 in conformity with accounting principles generally accepted in the United States of America


Aaron Stein CPA
Woodmere, New York
June 26, 2002

HUMANA TRANS SERVICES GROUP, LTD.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
MARCH 31, 2002





ASSETS

CURRENT ASSETS
     Cash                                            $    3,289
                                                     ----------

          Total current assets                                       $    3,289
                                                                     ----------

                                                                     $    3,289
                                                                     ==========



LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accrued expenses                                   147,500
     Note payable                                        10,000
                                                     ----------

          Total current liabilities                                  $  157,500
                                                                     ----------

STOCKHOLDERS' EQUITY
     Common Stock $0.0001
          100,000,000 shares authorized
          23,000 shares issued and outstanding                2
     Additional Paid-in-Capital                          11,498
     Accumulated deficit                               (165,711)
                                                     ----------

          Total stockholders' deficit                                  (154,211)
                                                                     ----------

                                                                     $    3,289
                                                                     ==========









See notes to financial statements.

HUMANA TRANS SERVICES GROUP, LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
PERIOD FROM INCEPTION (JULY 2, 2001)
THROUGH MARCH 31, 2002





REVENUE                                                              $       --
                                                                     ----------

GENERAL AND ADMINISTRATIVE
     Consulting fees                                 $  130,000
     Auditing fees                                       10,000
     Legal                                                7,500
     Other expenses                                      18,211
                                                     ----------
                                                                        165,711
                                                                     ----------


NET LOSS                                                             $ (165,711)
                                                                     ==========


EARNINGS PER SHARE

     Basic                                                           $   (7.205)
                                                                     ==========

AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING

     Basic                                                               23,000
                                                                     ==========










See notes to financial statements.

HUMANA TRANS SERVICES GROUP, LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
PERIOD  FROM INCEPTION (JULY 2, 2001)
THROUGH MARCH 31, 2002



                                                                           ACCUMULATED
                                                                             DEFICIT
                                                            ADDITIONAL     DURING THE
                                                              PAID-IN      DEVELOPMENT
                                SHARES         AMOUNT         CAPITAL        STAGE           TOTAL
                              ----------     ----------     ----------     ----------     ----------
Issuance of common stock-
     private placement            23,000     $        2     $   11,498     $       --     $   11,500

Net loss                              --             --             --       (165,711)      (165,711)
                              ----------     ----------     ----------     ----------     ----------

Balance March 31, 2002            23,000     $        2     $   11,498       (165,711)    $ (154,211)
                              ==========     ==========     ==========     ==========     ==========

























See notes to financial statements.

HUMANA TRANS SERVICES GROUP, LTD.
STATEMENT OF CASH FLOWS
PERIOD  FROM INCEPTION (JULY 2, 2001)
THROUGH MARCH 31, 2002




CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                        $ (165,711)
     Adjustments to reconcile net loss to net
      cash used in operating activities:
          Changes in assets and liabilities:
            Accrued expenses                            147,500
            Note payable                                 10,000
                                                     ----------

              Net cash used in operating activities                      (8,211)
                                                                     ----------
     Financing activities:
          Proceeds from issuance of common stock                         11,500
                                                                     ----------

              NET INCREASE IN CASH                                        3,289

CASH AND CASH EQUIVALENTS, Beginning                                         --
                                                                     ----------

CASH AND CASH EQUIVALENTS, End                                       $    3,289
                                                                     ==========


SUPPLEMENTAL DISCLOSURES OF CASH PAYMENTS

     Interest                                                        $       --
                                                                     ==========

     Taxes                                                           $       --
                                                                     ==========









See notes to financial statements.

NOTE 1 --  ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

           ORGANIZATION

           Humana Trans Services Group, Ltd. (the Company) was originally incorporated in the State of New York on July 2, 2001 as a wholly owned subsidiary of TTI Holdings of America Corp. under the name Transventures Industries, Inc. On March 8, 2002, TTI Holdings of America Corp. announced that it intended to distribute one share in the Company for each ten shares owned in TTI Holdings of America Corp. to shareholder of record as of April 1, 2002. Approximately 715,445 shares of common stock will be issued to approximately 1,000 shareholders of TTI Holdings of America Corp. On April 1, 2002 the Company filed a Certificate of Amendment with the Secretary of State of the State of New York amending the Companies name and increasing the authorized capital of the Company from 200 shares of common stock without par value to 100,000,000 shares, with a par value of $0.0001 per share.

           BUSINESS

           The Company plans to engage in world wide global logistical administration services, providing reduced costs and improved services to customers as a third-party provider. The Company has no prior operating history in logistics, transportation or any other business.

           SIGNIFICANT ACCOUNTING POLICIES

           USE OF ESTIMATES IN FINANCIAL STATEMENTS -- Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

           CASH -- For purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, as cash and equivalents in the accompanying balance sheet.

           INCOME TAXES --The Company accounts for income taxes under the asset and liability method. Deferred income taxes and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the period in which the differences are expected to reverse.

           EARNINGS PER COMMON SHARE -- Basic earnings per share are computed using the weighted average number of shares outstanding during the year. Basic earnings per share also exclude any dilutive effects of options, warrants and convertible securities. Diluted net loss per share does not include options, warrants or convertible securities, as they would be anti-dilutive.

NOTE 2 --  STOCKHOLDERS' EQUITY

           Private Placement
           -----------------

           The Company from October 25, 2001 through December 31, 2001 offered for sale 1,000,000 shares of common stock at a value of $0.50 per share in a "private placement" pursuant to Regulation D, Rule 506 of the Securities Act of 1933.


NOTE 3 --  NOTE PAYABLE

           On March 5, 2002 the Company borrowed a total of $10,000 from Diversified Holdings, Inc. a division of CDKX. The note is due 180 days after the execution of the Note and bears interest at the rate of 12% per annum.


NOTE 4 --  SUBSEQUENT EVENTS

           The Company has agreed to issue 2,600,000 shares of common stock to Officers and Directors in exchange for services rendered at a value of $0.05 per share or a total of $130,000, this amount has been accrued at March 31, 2002. All services provided were prior to the Private Placement. Individuals who are both Officers and Directors received 2,250,000 shares of common stock valued at $112,500, individuals who are solely Directors received 350,000 shares of common stock valued at $17,500.

           Legal services valued at $7,500 were paid for with the issuance of 150,000 shares of common stock at a value of $0.05.

           Pursuant to the Financial Accounting Standards Statement No. 123 (FAS
           123) the Company has determined that the value of the common stock issued is more reliably determined based on the value of the services rendered.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by New York law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

            Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

NEW YORK ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

            Provisions of New York law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

            We are subject to Section 203 of the New York General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held New York corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

                           The Board of Directors approved the transaction in
                  which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
                           Upon consummation of the transaction that resulted in
                  the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
                           On subsequent to such date the business combination
                  is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

            A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

                       WHERE YOU CAN FIND MORE INFORMATION

            Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

             We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

            The Transfer Agent and Registrar for the common stock is Manhattan Transfer Registrar Co., 58 Dorchester Road, Lake Ronkonkoma, New York 11779
(631) 585-7341.

                                  LEGAL MATTERS

            The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, P.C., 8 Teak Court, Lake Grove, New York 11755, (631) 737-8381.

                                     EXPERTS

            Our audited financial statements as of March 31, 2002, have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Aaron Stein, CPA, independent certified public accountant, upon his authority as expert in accounting and auditing. Aaron Stein, CPA's report on the financial statements can be found at the end of this prospectus and in the registration statement.

--------------------------------------------------------------------------------

                       HUMANA TRANS SERVICES GROUP, LTD.,

                                 ________ Shares
                                  Common Stock


                                   PROSPECTUS


You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2002, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.








                               June 27, 2002

--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

          Indemnification of Directors, Officers, Employees and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by New York law. New York law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The New York General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The New York General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
Commission registration fee                                 $  1,636.27
Legal fees and expenses (1)                                 $  5,000.00
Accounting fees and expenses                                $  5,000.00
Miscellaneous (1)                                           $  5,000.00
                                                            -----------
            Total                                           $ 16,636.27
-------------------------------
(1) Estimated.

                    Recent Sales of Unregistered Securities.

            With respect to the private placements, HUMANA TRANS SERVICES GROUP, LTD., relied upon Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and (vi) each of the parties is a sophisticated purchaser and had full access to the information on HUMANA TRANS SERVICES GROUP, LTD., necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

            Neither the offer nor the sale of any of the securities was accomplished by the publication of any advertisement. Each investor received copies of disclosure documents.

Since our inception, we have issued shares of the company to various individuals and consultants as follows:

2,000,000 shares to our Chairman, President and CEO, James W. Zimbler, in exchange for the time and effort in developing the business model and for compensation to serve as the Chairman, President and CEO of Humana Trans Services Group, Ltd., as part of his Employment Agreement, dated as of April 1, 2002 The shares were valued at $0.05 per share for a total value of $100,000.

250,000 shares to Steven A. Horowitz, a Director and the Secretary of the Company, in exchange for his time and effort for his services. The shares were valued at $0.05 per share for total value of $12,500.

190,000 shares to Comprehensive Resource Advisors, Inc., for consulting services related to investor relations, pursuant to the Agreement, dated, April 15, 2002, valued at $0.05 per share for a total value of $9,500.

185,000 shares to Agincourt, Inc., for consulting services related to business plan preparation, pursuant to the Agreement, dated, April 15, 2002, valued at $0.05 per share for a total value of $9,250.

100,000 shares to Andrew Mazzone, a Director of the Company, in exchange for his time and effort for his services. The shares were valued at $0.05 per share for total value of $5,000.

100,000 shares to Kevin Whitmore, a Director of the Company, in exchange for his time and effort for his services. The shares were valued at $0.05 per share for total value of $5,000.

150,000 shares to Andrew J. Schenker, a Director of the Company, in exchange for his time and effort for his services. The shares were valued at $0.05 per share for total value of $7,500.

50,000 shares to Riggs & Associates for financial consulting services. The services to be performed are to include various types of accounting oversight and other financial duties, pursuant to an Agreement dated, April 22, 2002. The shares were valued at $0.05 per share for a total value of $2,500.

100,000 shares to Michael S. Krome, as partial payment for his legal services representing Humana Trans Services Group, Ltd and for the preparation of this registration statement. The shares were valued at $0.05 per share for a total of $5,000.

50,000 shares to Chris Hanscom-Bolton, as partial payment for his legal services representing Humana Trans Services Group, Ltd and for the preparation of this registration statement. The shares were valued at $0.05 per share for a total of $2,500.

On __________, we issued 15,000 shares to Robert Browne at a net cost of $0.50 per share. We issued the stock to Mr. Browne in reliance upon the exemption provided by Regulation D and/or Section 4(2) because he is an accredited investor who received the stock for investment purposes.

On __________, we issued 4,000 shares to Jimmy M. Rodgers, at a net cost of $0.50 per share. We issued the stock to Mr. Rodgers in reliance upon the exemption provided by Regulation D and/or Section 4(2) because he is an accredited investor who received the stock for investment purposes.

On __________, we issued 4,000 shares to Pauline W. Trnka, at a net cost of $0.50 per share. We issued the stock to Mr. Mette in reliance upon the exemption provided by Regulation D and/or Section 4(2) because he is an accredited investor who received the stock for investment purposes.

                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

     The following exhibits are filed as part of this registration statement:

            Exhibit                 Description
            -------                  -----------
            1 (2)       Form of Placement Agent Agreement between Human Trans
                        Services Group, Ltd. and The Benchmark Pellinore Group.
            3.1 (1)     Articles of Incorporation of Humana Trans Services
                        Group, Ltd.,
            3.2 (1)     By-laws of Humana Trans Services Group, Ltd.,
            5.1 (1)     Opinion of Michael S. Krome, P.C.
            10.1 (1)    Employment Agreement between Humana Trans Services
                        Group, Ltd., and James W. Zimbler
            10.2 (1)    Consulting Agreement with Comprehensive Resource
                        Advisors, Inc.
            10.3 (1)    Consulting Agreement with NBM Info Tech, Inc.
            10.4 (1)    Consulting Agreement with Riggs & Associates
            10.5 (1)    Consulting Agreement with Agincourt, Inc.
            23.1 (1)    Consent of Aaron Stein, CPA, Independent Auditor
            23.2 (1)    Consent of Michael S. Krome, P.C. (included in
                        Exhibit 5.1)

-----------------
      (1)    Filed herewith

      (2)    To be filed by amendment

                                  UNDERTAKINGS

(A)         The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the
            Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) The Registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

            (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the County of Suffolk, State of New York, on the 27th Day of June, 2002.

                               HUMANA TRANS SERVICES GROUP, LTD.,

                               By: /s/ James W. Zimbler
                               ------------------------
                               President, CEO and Chairman of the Board of
                               Directors

POWER OF ATTORNEY

The undersigned directors and officers of HUMANA TRANS SERVICES GROUP, LTD., hereby constitute and appoint James W. Zimbler, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                            Date
------------                   -----                            ----

/s/ James W. Zimbler           President/CEO and Chairman       June 27, 2002
---------------------------
James W. Zimbler

/s/ Steve Horowitz             Secretary and Director           June 27, 2002
---------------------------
Steve Horowitz

/s/ Andrew Schenker            Director                         June 27, 2002
---------------------------
Andrew Schenker

/s/ Andrew Mazzone             Director                         June 27, 2002
---------------------------
Andrew Mazzone

/s/ Kevin Whitmore             Director                         June 27, 2002
---------------------------
Kevin Whitmore